Exhibit 23.9
November 15, 2011
ConCap Equities, Inc., as
General Partner of Consolidated Capital Institutional Properties/3, LP
4582 South Ulster Street, Suite 1100
Denver, CO 802372

Re:	Appraisal of Tamarac Village Apartments
(Denver, Colorado) dated as of March 16, 2011, Supplemental Letter, dated as of June 17, 2011 and Supplemental Letter, dated as of October
13, 2011 (collectively, our “Appraisal”)
Ladies and Gentlemen:
     We hereby consent to the filing with the Securities and Exchange Commission (the “SEC”) of our Appraisal, in its entirety, with Amendment No. 1 to the Registration Statement, File No. 333-175843, on Form S-4 (as so amended, the “Registration Statement”) filed by AIMCO Properties, L.P. and its affiliates (“Aimco”) and Amendment No. 1 to the Transaction Statement on Schedule 13E-3 filed by Aimco. We also consent to (i) the distribution of copies of our Appraisal, in its entirety, to the limited partners of Consolidated Capital Institutional Properties/3, LP (“CCIP/3”) upon their request in connection with the merger of a subsidiary of Aimco with and into CCIP/3, with CCIP/3 as the surviving entity, as described in the Registration Statement, and (ii) the reference to our firm and the description of our Appraisal in the Registration Statement, including any amendments and/or supplements thereto, that may be filed with the SEC. We further acknowledge that our Appraisal, in its entirety, will be generally available to the public through the filings with the SEC.

COGENT REALTY ADVISORS, LLC
By:	/s/ Steven Goldberg
	Name:	Steven Goldberg
	Title:	Managing Partner